Exhibit 99.1
SandRidge Energy, Inc. Provides Financial and Operational Updates
Oklahoma City, Oklahoma, January 14, 2009 – SandRidge Energy, Inc. (NYSE:SD) today provided an update on its daily production rates and hedging activities. The company exited 2008 producing approximately 325 MMcfe per day, excluding a minor amount of production shut in due to well work. Total production for 2008 is expected to be approximately 100 Bcfe, an increase of 56% over 2007.
The company is currently in negotiations to sell its midstream assets located in the Piñon Field. Based on preliminary indications of interest, the company expects to consummate a sale of its midstream assets in the Piñon Field in the second quarter of 2009. This transaction is valued at approximately $500 million from a combination of net cash proceeds and reduction in midstream capital expenditures.  The company has not entered into any binding agreement with respect to this transaction and there can be no assurance it will be successful in doing so. As a result of the planned sale of the company’s midstream assets in the Piñon Field and the anticipated closing of a concurrently announced private placement, the company intends to increase its 2009 capital expenditure budget from the previously announced $500 million to $700 million. This planned increase results in increased production guidance for 2009 of between 115 to 120 Bcfe, which is a 5 to 10 Bcfe increase over the previous guidance of 110 Bcfe. The company expects that the planned increase in capital expenditures will allow it to load the first phase of the Century Plant in 2010. As a result of these planned transactions, the company is reevaluating its options with respect to its undeveloped deep rights in East Texas.
The company has increased its hedged position since mid-December with the primary focus on 2010. For 2009, the company’s natural gas and crude oil swap positions remain unchanged, 78.7 Bcf and 0.18 MMBbls, respectively, and the average price is $8.61 per Mcfe.  For 2009, SandRidge has increased natural gas basis swap volume to 69.4 Bcfe from 65.7 Bcfe at a price of $0.74 which is unchanged from mid-December.  For 2010, natural gas swaps have increased to 79.4 Bcfe from 57.5 Bcfe, a 38% increase with a current average price of $7.71 per Mcf. Also, the company has increased natural gas basis swaps in 2010 to 58.4 Bcf from 54.8 Bcf and the price of $0.74 remains unchanged. There are currently no crude oil trades for 2010. A more detailed description of the company’s hedge positions is set forth in the table below.

					Year
	Quarter Ending				Ending
	3/31/2009	6/30/2009	9/30/2009	12/31/2009	12/31/2009
Natural Gas Swaps:
Volume (Bcf)	20.70	20.93	18.71	18.40	78.74
Swap	$9.14	$7.96	$8.09	$8.54	$8.43

Natural Gas Basis Swaps:
Volume (Bcf)	17.10	17.29	17.48	17.48	69.35
Swap	$0.74	$0.74	$0.74	$0.74	$0.74

Crude Oil Hedges:
Swap Volume (MMBbls)	0.05	0.05	0.05	0.05	0.18
Swap	$126.38	$126.71	$126.61	$126.51	$126.55

					Year
	Quarter Ending				Ending
	3/31/2010	6/30/2010	9/30/2010	12/31/2010	12/31/2010
Natural Gas Swaps:
Volume (Bcf)	19.58	19.79	20.01	20.01	79.39
Swap	$8.01	$7.32	$7.55	$7.97	$7.71

Natural Gas Basis Swaps:
Volume (Bcf)	14.40	14.56	14.72	14.72	58.40
Swap	$0.73	$0.73	$0.73	$0.73	$0.73

Crude Oil Hedges:
Swap Volume (MMBbls)	0.00	0.00	0.00	0.00	0.00
Swap	NM	NM	NM	NM	NM
Approximately $574 million of the $1.1 billion currently available under the company’s revolving credit facility was drawn at year end, consistent with prior guidance. Except as otherwise discussed above, the company also confirmed the other guidance provided by it on December 16, 2008.
The company will host a conference call to discuss this release on Thursday, January 15, 2009 at 8:00 am CST. The telephone number to access the conference call from within the U.S. is 866-203-3206 and from outside the U.S. is 617,213-8848. The passcode for the call is 5124450. An audio replay of the call will be available at 11:00 am CST on January 15, 2009 until 11:59 pm CST on February 5, 2009. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 30578593.
A live audio webcast of the conference call will also be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events.  The webcast will be archived for replay on the company’s website for 30 days.
For further information, please contact:
Kevin R. White
Senior Vice President
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102-6406
(405) 429-5515
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of future natural gas and oil production, pricing differentials, operating costs and capital spending, our development plans and estimates of future net cash flows. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of natural gas and oil prices, our success in discovering, estimating, developing and replacing natural gas and oil reserves, the availability and terms of capital, the continued availability of credit under existing credit facilities, divestitures and other transactions involving our properties, the amount and timing of future development costs and other factors, many of which are beyond our control. We refer you to the discussion of risks under Risk Factors in the prospectus we filed with the Securities and Exchange Commission (“SEC”) on September 17, 2008 and in Part II, Item 1A — Risk Factors of our Quarterly Report on Form 10-Q filed with the SEC on November 6, 2008. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.
SandRidge Energy, Inc. is a natural gas and crude oil company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. SandRidge’s Internet address is www.sandridgeenergy.com.